Exhibit 99.1

Contact:  Steve Pickman or Marta Myers

913-367-1480

FOR IMMEDIATE RELEASE:  MGP INGREDIENTS BOARD

DECLARES DIVIDEND

ATCHISON, Kan., March 9, 2007—The Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) today declared a semi-annual dividend of 10 cents ($0.10) per share on the company’s common stock.  The dividend is payable on April 16, 2007 to stockholders of record as of April 2, 2007.

“Approval of this semi-annual dividend is reflective of the company’s strong financial position and our optimism about our long-term growth capabilities,” said Board Chairman and Chief Executive Officer Ladd Seaberg.

In business since 1941, MGP Ingredients is an innovative pioneer in the development and production of natural grain-based products, including specialty and commodity proteins and starches and food grade and fuel grade alcohol.  The company operates facilities in Atchison, Kansas City and Onaga, Kan., and Pekin, Ill.

###